UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2011

CONMED HEALTHCARE MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27554	42-1297992
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 Parkway Dr. Suite 400 Hanover, MD (Address of principal executive offices)	21076 (Zip Code)

Registrant’s telephone number, including area code: (410) 567-5520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 11, 2011, Conmed Healthcare Management, Inc., a Delaware corporation (“Conmed” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ayelet Investments LLC, a Delaware limited liability company (“Parent”), and Ayelet Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Ayelet (“Merger Sub”). Parent and Merger Sub are affiliates of James H. Desnick, M.D.

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding share of common stock of the Company (other than shares (i) owned by Parent or Merger Sub, (ii) held in treasury by the Company, (iii) owned by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law or (iv) owned by any wholly-owned subsidiary of the Company) will be automatically cancelled and converted into the right to receive $3.85 in cash (the “Merger Consideration”), and each outstanding option and warrant (other than warrants owned by Parent or Merger Sub) to purchase a share of common stock will be cancelled and converted into the right to receive the Merger Consideration, net of the option or warrant exercise price, in each case less applicable withholding taxes and without interest.

The Company’s Board of Directors (the “Board”) unanimously adopted and approved the Merger Agreement, and deemed it advisable and in the best interests of the Company to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated thereby. Gleacher & Company Securities, Inc. delivered a fairness opinion to the Board.

The completion of the Merger is subject to various conditions, including, among other things, obtaining the approval of the Company’s stockholders and other customary closing conditions. In the Merger Agreement, the Company has made customary representations, warranties and covenants, including agreements restricting the Company’s operations in certain respects pending the closing.  Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to customary materiality qualifiers).

The Company may not solicit “Company Acquisition Proposals” (as defined in the Merger Agreement). However, the Company’s Board of Directors is permitted to participate in certain discussions regarding a “Company Acquisition Proposal” that the Board in good faith reasonably believes constitutes or would reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement).

The aggregate Merger Consideration is approximately $57.2 million, which will be funded through a combination of (i) equity financing in the aggregate amount of approximately $27.3 million to be provided by Dr. Desnick pursuant to an equity commitment letter, (ii) a senior secured note with a face amount of $20.0 million and a purchase price of $18.5 million and a $5.5 million convertible note to be provided by Levine Leichtman Capital Partners (or an affiliate thereof) pursuant to a debt commitment letter and (iii) the Company’s cash on hand.

The Merger Agreement contains termination rights for both the Company and Parent, including the right of the Company in certain circumstances to terminate the Merger Agreement and accept a Superior Proposal. Upon termination under specified circumstances, the Company would be required to pay Parent a termination fee of approximately $2.3 million. In addition, the Company would be required to reimburse Parent for its documented out-of-pocket expenses in the event the Merger Agreement is terminated under certain other circumstances, including in the event the Company’s stockholders do not approve the Merger, provided that the total amount of the termination fee and expenses paid to Parent will not exceed approximately $2.9 million. Upon termination under specified circumstances, Parent would be required to pay the Company a termination fee of approximately $2.3 million. Parent’s payment obligations with respect to the termination fee payable to the Company has been guaranteed by Dr. Desnick, subject to the terms and conditions set forth in a Limited Guarantee, dated as of July 11, 2011, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and the Merger that will be contained in the proxy statement that the Company will be filing in connection with the Merger, as well as in the other filings that the Company makes with the Securities and Exchange Commission (the “SEC”).

Additional Information About This Transaction

Conmed intends to file a proxy statement in connection with the stockholder meeting to be called to vote on approval of the Merger. The proxy statement will be mailed to Conmed’s stockholders. Conmed’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the Merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Conmed on its corporate website at www.conmedinc.com.

Conmed’s officers and directors may be deemed to be participants in the solicitation of proxies from Conmed’s stockholders with respect to the Merger. Information about Conmed’s executive officers and directors, and their ownership of Conmed common stock, is set forth in the proxy statement for Conmed’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2011. Additional information regarding the direct and indirect interests of Conmed’s executive officers and directors in the Merger will be set forth in the proxy statement regarding the Merger, which will be filed by Conmed with the SEC.  Copies of these documents may be obtained, free of charge, as described above.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to 2007 Stock Option Plan

On July 11, 2011, the Board approved Amendment No. 3 (the “2007 Plan Amendment”) to the Company’s 2007 Stock Option Plan (the “2007 Plan”). The 2007 Plan Amendment provides that, notwithstanding any provision in the 2007 Plan to the contrary, in the event that the Company enters into a definitive plan of merger or consolidation that provides for the cancellation of all options outstanding under the 2007 Plan and the payment in cash or other property therefor, such options will be deemed automatically amended, modified or otherwise adjusted in accordance with the terms of such definitive plan of merger or consolidation.

Amendment to Richard W. Turner Employment Agreement

On July 11, 2011, the Company entered into an amendment (the “Turner Amendment”) to the Employment Agreement, dated January 26, 2007 (the “Employment Agreement”), with Richard W. Turner, the Company’s Chief Executive Officer. The Turner Amendment provides that, notwithstanding anything in the Employment Agreement to the contrary, subject to the closing of the Merger, the provision of the Employment Agreement providing for certain severance payments in the event of a termination of Dr. Turner’s employment by the Company with or without cause (as defined in the Employment Agreement) or by Dr. Turner with or without good reason (as defined in the Employment Agreement) within 12 months following a change of control (as defined in the Employment Agreement) will be terminated at the effective time of the Merger.  Under the Turner Amendment, in lieu of such severance payments, Dr. Turner will be entitled to receive (i) immediately following the effective time of the Merger, $450,000 (the “Turner Severance Payment”), to the extent the Company has cash and cash equivalents in excess of the “Cash on Hand Amount” (as defined in the Merger Agreement) as of the effective time of the Merger (the “Available Payment”), and (ii) to the extent that the Available Payment is less than the Turner Severance Payment, if Dr. Turner, within 12 months of the closing of the Merger, is terminated without cause or voluntarily terminates his employment for good reason, the difference between the Turner Severance Payment and the Available Payment.

The foregoing descriptions of the 2007 Plan Amendment and the Turner Amendment are not complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed herewith as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 8.01. Other Information.

On July 12, 2011, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Forward-Looking statements

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to Conmed's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “potentially,” or similar expressions. These statements are based upon the current beliefs and expectations of Conmed's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Conmed’s control). These factors include, but are not limited to: potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; unexpected costs or expenses resulting from the proposed transaction; litigation or adverse judgments relating to the proposed transaction; risks relating to the consummation of the contemplated transaction, including the risk that the required stockholder approval might not be obtained in a timely manner or at all or that other closing conditions will not be satisfied; any changes in general economic and/or industry-specific conditions; and other factors described in Conmed’s filings with the SEC, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Other factors not currently anticipated by management may also materially and adversely affect the closing of the merger transaction. Conmed undertakes no obligation to update publicly or revise any forward-looking statements made, whether as a result of new information, future results or otherwise.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of July 11, 2011, among Ayelet Investments LLC, Ayelet Merger Subsidiary, Inc., and Conmed Healthcare Management, Inc.†

10.1	Limited Guarantee, dated as of July 11, 2011, by James H. Desnick, M.D. in favor of Conmed Healthcare Management, Inc.

10.2	Amendment No. 3 to the 2007 Stock Option Plan*

10.3	Amendment to the Employment Agreement, dated as of July 11, 2011, by and between Conmed Healthcare Management, Inc. and Richard W. Turner*

99.1	Press Release dated July 12, 2011

†	Schedules and exhibits omitted pursuant to Item 601(b)(2) or Regulation S-K. The Company agrees to furnish a copy thereof to the SEC upon request.

*	Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONMED HEALTHCARE MANAGEMENT, INC.

By:	/s/ Thomas W. Fry
Name: Thomas W. Fry
Title: Chief Financial Officer

Date: July 12, 2011